Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan
Senior Executive Vice President
Chief Operating Officer and Corporate Secretary
(631) 537-1000, ext. 7255

BRIDGE BANCORP, INC. ANNOUNCES FIRST QUARTER 2017 DIVIDEND

(Bridgehampton, NY –April 7, 2017) Bridge Bancorp, Inc. (NASDAQ®: BDGE), the holding company for The Bridgehampton National Bank, announced the declaration of a quarterly dividend of $0.23 per share. The dividend will be payable on April 28, 2017 to shareholders of record as of April 21, 2017. The Company continues its trend of uninterrupted dividends.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank ("BNB"). Established in 1910, BNB, with assets of approximately $4.1 billion, operates 42 retail branch locations, including its newest branch in Riverhead, serving Long Island and the greater New York metropolitan area. In addition to a full service branch, the Bank also operates a loan production office in Manhattan. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc. offers financial planning and investment consultation. For more information, visit www.bridgenb.com.

BNB also has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

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